Exhibit 99.1

ARC Wireless Solutions, Inc. Announces Resignation of Director

Wheat Ridge, Colorado March 22, 2010 -- ARC Wireless Solutions, Inc. (NASDAQ:ARCW) (the "Company") announced today that the Company has received notice from Amit Chatwani that he has resigned from his position as a member of the Company’s Board and from his position as a member of the Board's Audit Committee and the Board's Compensation Committee, effective immediately. Mr. Chatwani informed the Company that his resignation as a Director of the Company and as a member of the Board's Audit Committee and the Board's Compensation Committee was not the result of any disagreement with the Company on any matter relating to the Company's operations, policies or practices.  Mr. Chatwani indicated that he enjoyed his time serving on the Board of the Company and is stepping down in order to pursue other activities. Commenting on this change, CEO Jason Young stated, "Mr. Chatwani has been a valuable Board member for the Company and we are grateful for his service to the Company.”

About ARC Wireless Solutions, Inc.
ARC Wireless Solutions, Inc. is a provider of high quality and cost effective wireless network component and wireless network solutions. We design, develop, manufacture, market and sell a diversified line of antennas and related wireless communication systems, including cellular base station, mobile, cellular, conformal and flat panel antennas. We negotiate and manage our contract manufacturing relationships through our wholly-owned subsidiary, ARC Wireless Hong Kong Limited (“ARCHK”). The Company's products and systems are marketed through the Company's internal sales force, OEMs, reseller distribution channels, retail, and the Internet. ARC Wireless Solutions, Inc. is headquartered in Wheat Ridge, Colorado. The Company's Hong Kong subsidiary is located in Central, Hong Kong. For more information about the Company and its products, please visit our web sites at www.arcwireless.net, www.antennas.com, and www.arcwirelesshk.net

This is not a solicitation to buy or sell securities and does not purport to be an analysis of the Company's financial position. This Release contains forward- looking statements within the meaning of the Securities Exchange Act of 1934. Although the Company believes that the expectations reflected in the forward- looking statements and assumptions upon which forward- looking statements are based are reasonable, it can give no assurance that such expectations and assumptions will prove to have been correct. See the Company's most recent Quarterly Report on Form 10- Q and Annual Report on Form 10- K for additional statements concerning important factors, such as demand for products, manufacturing costs, and competition, and the Company's ability to successfully utilize its cash, that could cause actual results to differ materially from the Company's expectations. The Company does not intend (and is not obligated) to update publicly any forward- looking statements.